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                                                                     EXHIBIT 5.1


ILX Lightwave Corporation
31950 East Frontage Road
Bozeman, MT 59715

         Re:      Registration Statement on Form S-1
                  SEC File No. 333-45120

Ladies and Gentlemen:

         We have acted as counsel to ILX Lightwave Corporation, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the sale by the Company of up to 4,896,680 shares of common stock of the Company, par value $0.01 per share (including 396,680 shares subject to the Underwriters' over-allotment option) (the "Common Stock"), and the sale by certain Company shareholders of 853,320 shares of Common Stock (including 353,320 shares subject to the Underwriters' over-allotment option).

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the shares of Common Stock to be sold by the Company will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

         Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable. We are of the further opinion that the 853,320 shares of Common Stock to be sold by the shareholders pursuant to the Registration Statement are, as of the date hereof, duly authorized, validly issued, fully paid and nonassessable or, in the case of certain shares of Common Stock underlying outstanding options, such shares have been duly authorized and, upon issuance, delivery and payment


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therefor in accordance with the terms of the Company's 1998 Long-Term Incentive and Stock Option Plan, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated: November 2, 2000
                                                     Very truly yours,

                                                     /s/ Dorsey & Whitney LLP










LTM